To All Employees owning a Legg Mason Fund:


As you may know, the Legg Mason Funds will hold Special Meetings of Shareholders on October 30, 2002 (October 24, 2002 for Cash Reserve Trust). The purpose of the meetings is to vote on some important proposals affecting the funds. As a shareholder we encourage you to support the funds' proposals.

Recently you should have received a proxy statement mailing at the address on record for your Legg Mason Funds account(s). The mailing includes a Q&A that summarizes the proposals and answers some of the most commonly asked questions. However, before you vote, please read the full text of the proxy statement for a complete understanding of the proposals.

Your vote is important no matter how many shares you own. You can vote in any of the following ways:

By Phone: Call toll-free 1-800-690-8903. Enter the 12-digit control number found on your proxy card. Follow the simple recorded instructions.

By Internet: Go to www.proxyvote.com. Enter the 12-digit control number found on your proxy card. Follow the simple online instructions.

Interoffice or Hand Delivery: You may interoffice or hand deliver your completed, signed proxy card(s) to Kristanna Jones in Funds Marketing (5th floor).

By Mail: Complete each proxy card in its entirety. Be sure to sign each card. Return them in the enclosed postage-paid envelope provided.

The directors believe these proposals are in the best interests of shareholders and unanimously recommend that you vote FOR each of the proposals.

We encourage you to VOTE PROMPTLY.

If you have questions, feel free to contact any of the Legg Mason Funds wholesalers. Thank you for taking the time to review the materials and vote your shares.